Exhibit 23.2




To:  Chicago Bridge & Iron Company N.V.
      P.O. Box 74658
      1070 BR Amsterdam

Amsterdam, 10 February 1997

Dear Sirs:

              Re:  Chicago Bridge & Iron Company N.V.
                    Offer of Common Shares

      I, on behalf of Loeff Claeys Verbeke, hereby consent to the use of our name and the description of our advice under the heading "Service of Process and Enforcement of Civil Liabilities" in the Registration Statement and in the prospectus included therein, and to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, Loeff Claeys Verbeke does not thereby admit that it is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully,


/s/ N.R. van de Vijver
N.R. van de Vijver